Exhibit 10.01
PO Box 7850, MS 2550
Mountain View, CA 94039-7850
August 21, 2007
Stephen M. Bennett

Re:	Transition Agreement (the “Transition Agreement”)
Dear Steve:
          Thank you for your history of strong leadership at Intuit Inc. (“Intuit”) and for agreeing to provide ongoing leadership at Intuit during the coming months. Your continued support through this transition period is important to our continued success.
          This Transition Agreement confirms the terms of your separation from the employment of Intuit (referred to herein as your “Resignation”) in connection with changes in leadership at Intuit, including the agreed benefits provided in exchange for your transition services and certain waivers and releases contained herein.
1.	Resignation; Transition Activities.
a.	You and Intuit have agreed that your Resignation is effective as of January 1, 2008 (the “Resignation Date”). You will remain the President and Chief Executive Officer of Intuit at your regular salary and benefits through the Resignation Date. On or shortly after August 22, 2007, Intuit will announce your Resignation.

b.	You will provide full-time consulting services to Intuit from the Resignation Date through the earliest of (i) July 31, 2008, (ii) the date upon which you commence full-time employment with another company or (iii) the date upon which you or the Company earlier terminate your services (the “Transition Period”). During the Transition Period, and for so long as you continue to provide consulting services to Intuit that are reasonably acceptable to Intuit, you will receive a monthly consulting fee of $91,700 (the “Consulting Fee”). Upon the termination of your services during the Transition Period, you shall no longer be entitled to receive payments of the Consulting Fee.
2.	Fiscal 2008 Target Bonus. As additional compensation for your employment through January 1, 2008 and subject to Intuit’s achievement of performance criteria through

July 31, 2008, you will be eligible to receive a maximum target bonus for the 2008 fiscal year of 160% of your current base salary, or $1,760,000, less applicable deductions and withholdings (the “FY08 Target Bonus”). The amount of the FY08 Target Bonus (if any) will be determined by the Compensation and Organizational Development Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board”) in its sole discretion. The FY08 Target Bonus replaces any annual performance bonus under Intuit’s Senior Executive Incentive Plan for fiscal year 2008 as previously set forth in your Amended and Restated Employment Agreement with the Company, dated July 30, 2003 (the “Employment Agreement”). Any payment of the FY08 Target Bonus approved by the Compensation Committee shall be paid on or about August 31, 2008 and no later than March 15, 2009, in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
3.	Compensation for Board Service. During the Transition Period, you will not be entitled to any compensation (including any cash retainer and/or annual or other equity grant) for your Board services other than the New Option and New RSU (each as defined below), which shall be granted to you as additional compensation for your employment through January 1, 2008 and Board services. If you remain a member of the Board following the end of the Transition Period, you shall be eligible for the standard cash retainer and/or equity compensation provided to the members of Intuit’s Board (other than an Initial Option Grant for non-employee directors). Your Board position may only be terminated by Intuit according to the provisions of the Company’s bylaws.

4.	Equity Awards.
a.	As additional compensation for your employment through January 1, 2008 and Board services, the Compensation Committee shall grant to you a stock option to purchase 50,000 shares of Intuit’s common stock (the “New Option”) under the 2005 Equity Incentive Plan (the “2005 Plan”) on August 24, 2007. The per share purchase price of the shares subject to the New Option will be the closing share price on August 24, 2007. The New Option will vest in full on July 31, 2008 assuming you remain a member of the Board through this date. Upon exercise of the New Option, Intuit shall make appropriate deductions and withholdings with respect to such exercise.

b.	As additional compensation for your employment through January 1, 2008 and Board services, the Compensation Committee shall grant to you restricted stock units to acquire 50,000 shares of Intuit’s common stock (the “New RSU”) under the 2005 Plan on August 24, 2007. The New RSU will vest in full and be distributed to you on July 31, 2008 (less applicable deductions and withholdings) assuming you remain a member of the Board through this date.

c.	Your unvested restricted stock units to acquire Intuit’s common stock set forth on the Stock Closing Statement and Intuit Employee Stock Award Information Memorandum delivered to you herewith (the “Equity Statement”) will continue to vest for so long as you remain a member of the Board. Your stock options to acquire Intuit’s common stock (other than the Nonqualified Stock Option Agreement dated January 24, 2000) will continue to vest and shall remain exercisable for so long as you remain a member of the Board as set forth on the Equity Statement. Please review the Equity Statement and your current equity award documentation carefully as there are no extensions to the expiration date of your current equity awards. Please contact Sharon Savatski at (650) 944–6504 if you need more information.
5.	Acknowledgment of Payment of Wages. On the Resignation Date, Intuit will deliver to you a final paycheck that includes payment for all remaining accrued vacation, accrued salary or fees, reimbursable expenses, and any similar payments due and owing to you from Intuit as of the Resignation Date.

6.	Separation Payment; Benefits. Following the effective date (the “Release Effective Date”) of the Release Agreement attached as Exhibit A (the “Release”), you shall be provided all of the following benefits in exchange for your transition services, your waiver and release of claims in favor of Intuit and its officers, directors, employees, agents, representatives, subsidiaries, divisions, affiliated companies, successors, and assigns (collectively, the “Company”). You have notified Intuit of your Resignation following the Board’s designation of a new President and Chief Executive Officer of the Company, and for purposes of your Employment Agreement, your current equity awards and your Note (as defined below), this Resignation shall be deemed an “Involuntary Termination.”
a.	Cash Severance. A single lump sum severance payment of $550,000.00 (equal to six months of your current annual base salary), less applicable deductions and withholdings payable within 30 days following the Release Effective Date.

b.	Equity Acceleration. You will be entitled to full acceleration of vesting of your restricted shares granted January 24, 2000 and pro rata acceleration of vesting of your restricted stock units (and distribution of the vested restricted stock units following such acceleration) as per the terms of the respective applicable agreements as set forth on the Equity Statement.

c.	Other Benefits. You shall be provided the following benefits:
(i)	Intuit will provide you and your spouse with access to core medical coverage at your cost from your Resignation Date through the earlier of (a) the date that you and your spouse become eligible for group medical coverage by any other employer of you or your spouse; (b) each of your respective Medicare eligibility dates; or (c) each of your respectively attaining age 65;

(ii)	Your Amended and Restated Secured Balloon Promissory Note, dated November 26, 2001 (the “Note”), will remain unchanged, and pursuant to its terms, the entire principal balance of the Note and all accrued interest (if any) shall become due and payable on December 31, 2009 (two years from the Resignation Date). Intuit will continue to administer the Note in accordance with the Sarbanes-Oxley Act and other applicable laws.

7.	Consideration for Release. In consideration of your signing and not revoking this Transition Agreement and your execution and not revoking the Release following your Resignation Date, the Company agrees to provide you with the benefits set forth in this Transition Agreement. Because this Transition Agreement supersedes your Employment Agreement, you understand that if you do not sign the Transition Agreement or if you revoke the signed Transition Agreement, or revoke the Release, as described in Paragraph 18 below, the Company has no obligation to provide you with the benefits provided for in this Transition Agreement (regardless of whether a release of claims is required pursuant to your Employment Agreement).

8.	Indemnity Coverage. Intuit shall continue to indemnify you and maintain D&O coverage in accordance with your Indemnity Agreement dated July 10, 2002, with Intuit.

9.	Return of Company Property. By signing below, you represent that on or before the Resignation Date you will return all Intuit property and data of any type whatsoever that was in your possession or control.

10.	Confidential Information. You hereby acknowledge that as a result of your employment with Intuit you have had access to Intuit’s confidential information. As a condition to the effectiveness of this Transition Agreement, you agree to execute and abide by Intuit’s Employee Proprietary Invention and Assignment Agreement (“Confidentiality Agreement”), and you agree you will hold all such confidential information in strictest confidence and that you may not make any use of such confidential information. You further confirm that you have delivered to Intuit all documents and data of any nature containing or pertaining to such Confidential Information and that you have not taken with you any such documents or data or any copies thereof.

11.	Non-Disparagement. You agree that you shall not make, participate in the making of, or encourage any current or former Company employees or any other person to make, any statements, written or oral, which, disparage, or defame the goodwill or reputation of the Company or its products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them. The Company agrees that it will ensure that individuals holding the positions of chairman of the board, chairman of the executive committee, chief executive officer, chief financial officer, senior vice president of human resources and general counsel, in each case as of the Release Effective Date, shall not make, participate in the making of, or encourage any current or former Company employees or other persons to make any statements, written or oral, which disparage or defame you or your reputation or the services you have performed for the Company. Nothing in this paragraph shall prohibit either party from providing truthful testimony in response to a subpoena or other compulsory legal process.

12.	2003 RSU Election. Pursuant to your 2002 Equity Incentive Plan Stock Bonus Agreement (Restricted Stock Units), dated July 30, 2003 (the “2003 RSU”), you are entitled to make a one-time irrevocable election to have Intuit issue fifty-percent of the shares that are vested as of July 31, 2007 at an earlier date than the scheduled issuance date set forth in the section entitled “Issuance of Shares Under this Award” of the 2003 RSU. You are hereby making such 2003 RSU election, and the execution of this

Transition Agreement by Intuit shall be deemed Intuit’s approval and acceptance of this 2003 RSU election by the Compensation Committee, resulting in 340,000 shares of Intuit common stock being issued to you on January 2, 2008 (the first trading day of 2008) pursuant to the terms and restrictions of the 2003 RSU. You acknowledge and agree that Intuit shall deduct, from the number of shares to be issued to you, a number of shares having a value equal to the amount of taxes Intuit is required to withhold and remit on your behalf to the applicable tax authorities.
13.	Legal and Equitable Remedies. Each party shall have the right to enforce this Transition Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies the other party may have at law or in equity for breach of this Transition Agreement. No payments due you hereunder shall be subject to mitigation or offset.

14.	Arbitration of Disputes. Except for claims for injunctive relief arising out of a breach of the Confidentiality Agreement (as defined in Section 10), you and the Company agree to submit to mandatory binding arbitration any future disputes between you and the Company, including any claim arising out of or relating to this Transition Agreement. By signing below, you and the Company waive any rights you and the Company may have to trial by jury of any such claims. You agree that the American Arbitration Association will administer any such arbitration(s) under its National Rules for the Resolution of Employment Disputes, with administrative and arbitrator’s fees to be borne by the Company. The arbitrator shall issue a written arbitration decision stating his or her essential findings and conclusions upon which the award is based. A party’s right to review of the decision is limited to the grounds provided under applicable law. The parties agree that the arbitration award shall be enforceable in any court having jurisdiction to enforce this Transition Agreement. This Transition Agreement does not extend or waive any statutes of limitations or other provisions of law that specify the time within which a claim must be brought. Notwithstanding the foregoing, each party retains the right to seek preliminary injunctive relief in a court of competent jurisdiction to preserve the status quo or prevent irreparable injury before a matter can be heard in arbitration.

15.	Attorneys’ Fees. If any legal action arises or is brought to enforce the terms of this Transition Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which such prevailing party may be entitled, except where the law provides otherwise. The costs and expenses that may be recovered exclude arbitration fees pursuant to Section 14 above.

16.	No Admission of Liability. This Transition Agreement is not and will not be construed or contended to be an admission or evidence of any wrongdoing or liability on your part or the part of the Company, its representatives, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Transition Agreement will be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or Federal provisions of similar effect.

17.	Review of Transition Agreement; Release. You may take up to twenty-one (21) days from the date you receive this Transition Agreement, to consider whether to accept these terms. By signing below, you affirm that you were advised to consult with an attorney before signing this Transition Agreement and were given ample opportunity to do so. You understand that this Transition Agreement will not become effective until you return the original properly signed Transition Agreement to Intuit, Attention: Sherry Whiteley, 2700 Coast Avenue, Mountain View, CA 94043, and after expiration of the revocation period without revocation by you.

18.	Revocation of Agreement; Release. You acknowledge and understand that you may revoke this Transition Agreement, or the Release set forth in Exhibit A, by faxing a written notice of revocation to Sherry Whiteley at 650-944-5225 any time up to seven (7) days after you sign the applicable document. After the revocation period has passed, however, you may no longer revoke the applicable agreement.

19.	Subsidiaries. This Transition Agreement is binding on Intuit and all of its subsidiaries, and all of their successors and assigns.

20.	Entire Agreement. This Transition Agreement together with the Confidentiality Agreement (as defined in Section 10) is the entire agreement between you and Intuit with respect to the subject matter herein and supersedes all prior negotiations and agreements, whether written or oral, relating to this subject matter. You acknowledge and agree that you are not entitled to any other payments or benefits from Intuit, included but not limited to any further payments or benefits pursuant to the provisions of your Employment Agreement or your current equity agreements, other than those expressly set forth in this Transition Agreement. You acknowledge that neither Intuit, nor its agents or attorneys, made any promise or representation, express or implied, written or oral, not contained in this Transition Agreement to induce you to execute this Transition Agreement. You acknowledge that you have signed this Transition Agreement voluntarily and without coercion, relying only on such promises, representations and warranties as are contained in this document and understand that you do not waive any right or claim that may arise after the date this Transition Agreement becomes effective.

21.	Modification. By signing below, you acknowledge your understanding that this Transition Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Transition Agreement, executed by your and Intuit’s authorized representatives.

22.	Governing Law. This Transition Agreement is governed by, and is to be interpreted according to, the laws of the State of California.

23.	Savings and Severability Clause. Should any court, arbitrator or government agency of competent jurisdiction declare or determine any of the provisions of this Transition Agreement to be illegal, invalid or unenforceable, the remaining parts, terms or provisions shall not be affected thereby and shall remain legal, valid and enforceable. Further, it is the intention of the parties to this Transition Agreement that, if a court, arbitrator or agency concludes that any claim under the Release may not be released as a matter of law, the General Release in the Release and the Waiver Of Unknown Claims in

the Release shall otherwise remain effective as to any and all other claims. For purposes of interpretation of this Transition Agreement, each party shall be deemed a drafter of the Transition Agreement.
24.	Withholding Taxes; 409A. All payments made under this Agreement shall be subject to reduction to reflect all federal, state, local and other taxes required to be withheld by applicable law. To the extent (i) any payments to which you become entitled under this Agreement, or any agreement or plan referenced herein, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code, and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payment shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) with the Company; (ii) the date you become “disabled” (as defined in Section 409A of the Code); or (iii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum.

25.	Effective Date. The effective date of this Transition Agreement shall be the date that is seven (7) days after the date this Transition Agreement was signed, without being subsequently timely revoked, by you (the “Effective Date”).
If this Transition Agreement accurately sets forth the terms of your transition and separation from Intuit and if you voluntarily agree to accept the terms of this Transition Agreement, please sign below and return it to Sherry Whiteley.

PLEASE REVIEW CAREFULLY. THIS TRANSITION AGREEMENT CONTAINS A RELEASE OF KNOWN AND UNKNOWN CLAIMS.
Sincerely,
INTUIT INC.

/s/ William V. Campbell William V. Campbell	Date: 8/21/07

REVIEWED, UNDERSTOOD AND AGREED:

/s/ Stephen M. Bennett Stephen M. Bennett	Date: 8/21/07

EXHIBIT A
RELEASE AGREEMENT
          As required by the Transition Agreement, dated August 21, 2007 between you and Intuit Inc. (the “Transition Agreement”) to which this Release Agreement (the “Release Agreement”) is attached as Exhibit A, this Release Agreement sets forth below your waiver and release of claims in favor of Intuit Inc. and its officers, directors, employees, agents, representatives, subsidiaries, divisions, affiliated companies, successors, and assigns (collectively, the “Company”) in exchange for the consideration provided for under the terms of the Transition Agreement.
1.	General Release and Waiver of Claims.
a.	The payments set forth in the Transition Agreement fully satisfy any and all accrued salary, vacation pay, bonus and commission pay, stock-based compensation, profit sharing, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your termination of employment. You acknowledge that you have no claims and have not filed any claims against the Company based on your employment with or the separation of your employment with the Company.

b.	To the fullest extent permitted by law, you hereby release and forever discharge the Company, its successors, subsidiaries and affiliates, directors, shareholders, current and former officers, agents and employees (all of whom are collectively referred to as “Releasees”) from any and all existing claims, demands, causes of action, damages and liabilities, known or unknown, that you ever had, now have or may claim to have had arising out of or relating in any way to your employment or non-employment with the Company through the Effective Date of this Release Agreement (as defined in Section 11), including, without limitation, claims based on any oral, written or implied employment agreement, claims for wages, bonuses, commissions, stock-based compensation, expense reimbursement, and any claims that the terms of your employment with the Company, or the circumstances of your separation, were wrongful, in breach of any obligation of the Company or in violation of any of your rights, contractual, statutory or otherwise. Each of the Releasees is intended to be a third party beneficiary of this General Release and Waiver of Claims.
(i)	Release of Statutory and Common Law Claims. Such rights include, but are not limited to, your rights under the following federal and state statutes: the Employee Retirement Income Security Act (ERISA) (regarding employee benefits); the Occupational Safety and Health Act (safety matters); the Family and Medical Leave Act of 1993; the Worker Adjustment and Retraining Act (“WARN”) (notification requirements for employers who are curtailing or closing an operation) and common law; tort; wrongful discharge; public policy; workers’ compensation retaliation; tortious interference with contractual relations, misrepresentation, fraud, loss of consortium; slander, libel, defamation, intentional or negligent infliction of emotional distress; claims for wages, bonuses, commissions, stock-based compensation or fringe benefits; vacation pay; sick pay; insurance reimbursement, medical expenses, and the like.
(ii)	Release of Discrimination Claims. You understand that various federal, state and local laws prohibit age, sex, race, disability, benefits, pension, health and other forms of discrimination, harassment and retaliation, and that these laws can be enforced through the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, and similar state and local agencies and federal and state courts. You understand that if you believe your treatment by the Company violated any laws, you have the right to consult with these agencies and to file a charge with them. Instead, you have decided voluntarily to enter into this Release Agreement, release the claims and waive the right to recover any amounts to which you may have been entitled under such laws, including but not limited to, any claims you may have based on age or under the Age Discrimination in Employment Act of 1967 (ADEA; 29 U.S.C. Section 621 et. seq.) (age); the Older Workers Benefit Protection Act (“OWBPA”) (age); Title VII of the Civil Rights Act of 1964 (race, color, religion, national origin or sex); the 1991 Civil Rights Act; the Vocational Rehabilitation Act of 1973 (disability); The Americans with Disabilities Act of 1990 (disability); 42 U.S.C. Section 1981, 1986 and 1988 (race); the Equal Pay Act of 1963 (prohibits pay differentials based on sex); the Immigration Reform and Control Act of 1986; Executive Order 11246 (race, color, religion, sex or national origin); Executive Order 11141 (age); Vietnam Era Veterans Readjustment Assistance Act of 1974 (Vietnam era veterans and disabled veterans); and California state statutes and local laws of similar effect.

(iii)	Releasees and you do not intend to release claims which you may not release as a matter of law (including, but not limited to, indemnification claims under applicable law). To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth below. This Release Agreement shall not apply with respect to any claims arising under your existing rights to indemnification and defense pursuant to (a) the articles and bylaws of the Company for acts as a director and/or officer, (b) any indemnification agreement with the Company as in effect immediately prior to the date of the Transition Agreement, or (c) your rights of insurance under any director and officer liability policy in effect covering the Company’s directors and officers.

2

2.	Waiver of Unknown Claims. You expressly waive any benefits of Section 1542 of the Civil Code of the State of California (and any other laws of similar effect), which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
3.	Covenant Not to Sue.
a.	To the fullest extent permitted by law, you agree that you will not now or at any time in the future pursue any charge, claim, or action of any kind, nature and character whatsoever against any of the Releasees, or cause or knowingly permit any such charge, claim or action to be pursued, in any federal, state or municipal court, administrative agency, arbitral forum, or other tribunal, arising out of any of the matters covered by paragraphs 1 and 2 above.

b.	You further agree that you will not pursue, join, participate, encourage, or directly or indirectly assist in the pursuit of any legal claims against the Releasees, whether the claims are brought on your own behalf or on behalf of any other person or entity.

c.	Nothing herein prohibits you from: (1) providing truthful testimony in response to a subpoena or other compulsory legal process, and/or (2) filing a charge or complaint with a government agency such as the Equal Employment Opportunity Commission, the National Labor Relations Board or applicable state anti-discrimination agency.
4.	Arbitration of Disputes. Except for claims for injunctive relief arising out of a breach of the Confidentiality Agreement, you and the Company agree to submit to mandatory binding arbitration any future disputes between you and the Company, including any claim arising out of or relating to this Release Agreement. By signing below, you and the Company waive any rights you and the Company may have to trial by jury of any such claims. You agree that the American Arbitration Association will administer any such arbitration(s) under its National Rules for the Resolution of Employment Disputes, with administrative and arbitrator’s fees to be borne by the Company. The arbitrator shall issue a written arbitration decision stating his or her essential findings and conclusions upon which the award is based. A party’s right to review of the decision is limited to the grounds provided under applicable law. The parties agree that the arbitration award shall be enforceable in any court having jurisdiction to enforce this Release Agreement. This Release Agreement does not extend or waive any statutes of limitations or other provisions of law that specify the time within which a claim must be brought. Notwithstanding the foregoing, each party retains the right to seek preliminary injunctive relief in a court of competent jurisdiction to preserve the status quo or prevent irreparable injury before a matter can be heard in arbitration.

3

5.	Review of Release Agreement. You may take up to twenty-one (21) days from the date you receive this Release Agreement, to consider whether to sign this Release Agreement. By signing below, you affirm that you were advised to consult with an attorney before signing this Release Agreement and were given ample opportunity to do so. You understand that this Release Agreement will not become effective until you return the original of this Release Agreement, properly signed by you, to the Company, Attention: Sherry Whiteley, 2700 Coast Avenue, Mountain View, CA 94043, and after expiration of the revocation period without revocation by you.

6.	Revocation of Release Agreement. You acknowledge and understand that you may revoke this Release Agreement by faxing a written notice of revocation to Sherry Whiteley at 650-944-5225 any time up to seven (7) days after you sign it. After the revocation period has passed, however, you may no longer revoke your Release Agreement.

7.	Entire Agreement. This Release Agreement and the Transition Agreement are the entire agreement between you and the Company with respect to the subject matter herein and supersede all prior negotiations and agreements, whether written or oral, relating to this subject matter. You acknowledge that neither the Company nor its agents or attorneys, made any promise or representation, express or implied, written or oral, not contained in this Release Agreement to induce you to execute this Release Agreement. You acknowledge that you have signed this Release Agreement voluntarily and without coercion, relying only on such promises, representations and warranties as are contained in this document and understand that you do not waive any right or claim that may arise after the date this Release Agreement becomes effective.

8.	Modification. By signing below, you acknowledge your understanding that this Release Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Release Agreement, executed by your and the Company’s authorized representatives.

9.	Governing Law. This Release Agreement is governed by, and is to be interpreted according to, the laws of the State of California.

10.	Savings and Severability Clause. Should any court, arbitrator or government agency of competent jurisdiction declare or determine any of the provisions of this Release Agreement to be illegal, invalid or unenforceable, the remaining parts, terms or provisions shall not be affected thereby and shall remain legal, valid and enforceable. Further, if a court, arbitrator or agency concludes that any claim under paragraph 1 above may not be released as a matter of law, the General Release in paragraph 1 and the Waiver Of Unknown Claims in paragraph 2 shall otherwise remain effective as to any and all other claims.

11.	Effective Date. The effective date of this Release Agreement shall be the eighth day following the date this Release Agreement was signed, without having been revoked within seven (7) days thereafter, by you.

4

Please sign this Release Agreement no earlier than your Resignation Date (as defined in the Transition Agreement) and return it to Sherry Whiteley at the address above.
PLEASE REVIEW CAREFULLY. THIS RELEASE AGREEMENT CONTAINS A
RELEASE OF KNOWN AND UNKNOWN CLAIMS.
REVIEWED, UNDERSTOOD AND AGREED:

Date:
Stephen M. Bennett
DO NOT SIGN PRIOR TO THE RESIGNATION DATE

5